Exhibit 107

Calculation of Filing Fee Tables

Form S-1
(Form Type)

SIGNING DAY SPORTS, INC.
(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered (1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price		Fee Rate	Amount of Registration Fee
Newly Registered Securities
Fees to be Paid	Equity	Shares of common stock, par value $0.0001 per share(2)	Other(3)	683,841	(2)	$0.2035	(4)	$139,161.64	(4)	0.00014760	$20.54
Fees to be Paid	Equity	Shares of common stock, par value $0.0001 per share, underlying warrant(5)	Other(6)	333,333	(5)	$0.2035	(7)	$67,833.27	(7)	0.00014760	$10.01
Fees to be Paid	Equity	Shares of common stock, par value $0.0001 per share, underlying warrant(8)	Other(6)	2,500,000	(8)	$0.2035	(7)	$508,750.00	(7)	0.00014760	$75.09
Fees to be Paid	Equity	Shares of common stock, par value $0.0001 per share, underlying warrant(9)	Other(6)	23,333	(9)	$0.30	(7)	$6,999.90	(7)	0.00014760	$1.03
	Total Offering Amounts							$722,744.81			$106.68
	Total Fees Previously Paid										$0.00
	Total Fee Offsets										$0.00
	Net Fee Due										$106.68

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the registrant is also registering hereunder an indeterminate number of additional securities that may be issued and resold resulting from stock splits, stock dividends or similar transactions.

(2)	Consists of (i) 668,841 shares of common stock, par value $0.0001 per share (the “common stock”), held by Birddog Capital, LLC and (ii) 15,000 shares of common stock held by Bevilacqua PLLC.

(3)	Registration fee calculated pursuant to Rule 457(c) under the Securities Act.

(4)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act, based upon the average of the high and low prices of the common stock reported by the NYSE American LLC (the “NYSE American”) on August 2, 2024.

(5)	Consists of 333,333 shares of common stock issuable upon exercise of a Pre-Funded Common Stock Purchase Warrant, at an exercise price of $0.01 per share, held by Clayton Adams.

(6)	Registration fee calculated pursuant to 457(g) under the Securities Act.

(7)	Estimated solely for the purpose of calculating the registration fee pursuant to 457(g) under the Securities Act, based upon the average of the high and low prices of the common stock reported by the NYSE American LLC (the “NYSE American”) on August 2, 2024.

(8)	Consists of 2,500,000 shares of common stock issuable upon exercise of a Pre-Funded Common Stock Purchase Warrant, at an exercise price of $0.01 per share, held by Bevilacqua PLLC.

(9)	Consists of 23,333 shares of common stock issuable upon exercise of a Warrant to Purchase Common Stock, at an exercise price of $0.30 per share, held by Boustead Securities, LLC.